PRICING SUPPLEMENT No. 2955B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333–206013 Dated November 2, 2017 $10,000,000 Deutsche Bank AG Trigger Step Securities

Linked to the EURO STOXX 50® Index due November 4, 2021

Investment Description

The Trigger Step Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Index (the “Underlying”). If the Final Underlying Level is greater than or equal to the Step Barrier (which is equal to the Initial Underlying Level), for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount plus a return on the Face Amount equal to the greater of the Underlying Return and the Step Return of 60.00%. If the Final Underlying Level is less than the Step Barrier but greater than or equal to the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount. However, if the Final Underlying Level is less than the Downside Threshold, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Level as compared to the Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. You will not receive dividends or other distributions paid on any stocks included in the Underlying. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of your initial investment applies only if you hold the Securities to maturity. You will not receive coupon payments during the term of the Securities. Any payment on the Securities, including any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑ Participation in Positive Underlying Returns with Step Return Feature — If the Final Underlying Level is greater than or equal to the Step Barrier (which is equal to the Initial Underlying Level), for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount plus a return on the Face Amount equal to the greater of the Underlying Return and the Step Return.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Final Underlying Level is less than the Step Barrier but greater than or equal to the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount. However, if the Final Underlying Level is less than the Downside Threshold, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Level as compared to the Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Key Dates
Strike Date Trade Date Settlement Date[1] Final Valuation Date[2] Maturity Date[2]	November 1, 2017 November 2, 2017 November 7, 2017 November 1, 2021 November 4, 2021

[1]  We expect to deliver each offering of the Securities against payment on the third business day following the Trade Date. Under Rule 15c6–1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any day prior to two business days preceding the Settlement Date will be required, by virtue of the fact that the Securities initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

[2]  Please see page 5 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. FOR MORE INFORMATION ABOUT THE UNDERLYING, PLEASE SEE PAGE 13 OF THIS PRICING SUPPLEMENT AND THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 DATED AUGUST 17, 2015. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS–5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 13 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. You may lose a significant portion or all of your iNITIAL Investment IN THE SECURITIES.

Security Offering

We are offering Trigger Step Securities linked to the performance of the EURO STOXX 50® Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 (100 Securities) in denominations of $10.00 and integral multiples thereof.

Underlying	Initial Underlying Level	Step Barrier	Step Return	Downside Threshold	CUSIP / ISIN
EURO STOXX 50® Index (Ticker: SX5E)	3,697.40	3,697.40, equal to 100.00% of the Initial Underlying Level	60.00%	2,773.05, equal to 75.00% of the Initial Underlying Level	25190K680 / US25190K6800

Please see “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part, the prospectus dated April 27, 2016 and this pricing supplement.

The Issuer’s estimated value of the Securities on the Trade Date is $9.729 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement No. 1, product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Trigger Step Securities linked to the EURO STOXX 50® Index
Per Security	$10.00	$0.20	$9.80
Total	$10,000,000.00	$200,000.00	$9,800,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the Securities to another entity, the amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 27, 2016. Please read the risk factor “The Securities May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the Securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated August 17, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

♦	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated April 27, 2017:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Step Securities that are offered hereby, unless the context otherwise requires.

All references to “Final Underlying Level” and “Initial Underlying Level” in this pricing supplement shall be deemed to refer to “Final Level” and “Initial Level,” respectively, as used in the accompanying product supplement.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You can tolerate the loss of a significant portion or all of your investment and you are willing to make an investment in which you could have downside market risk similar to a hypothetical investment in the Underlying or the stocks included in the Underlying.

♦  You believe the Final Underlying Level will be greater than or equal to the Step Barrier.

♦  You are willing to invest in the Securities based on the Step Return set forth on the cover of this pricing supplement.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦  You do not seek current income from this investment and you are willing to forgo any dividends and any other distributions paid on the stocks included in the Underlying.

♦  You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement and you are not seeking an investment for which there will be an active secondary market.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, for all payments under the Securities and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of your initial investment at maturity.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You cannot tolerate the loss of a significant portion or all of your investment or you are unwilling to make an investment in which you could have downside market risk similar to a hypothetical investment in the Underlying or the stocks included in the Underlying.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You believe the Final Underlying Level will be less than the Step Barrier.

♦  You are unwilling to invest in the Securities based on the Step Return set forth on the cover of this pricing supplement.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦  You prefer the lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

♦  You seek current income from this investment or you prefer to receive any dividends or any other distributions paid on the stocks included in the Underlying.

♦  You are unwilling or unable to hold the Securities to the Maturity Date as set forth on the cover of this pricing supplement or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are unwilling to accept the risks associated with the Underlying.

♦  You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, for all payments under the Securities, including any payment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 4 years
Strike Date	November 1, 2017
Trade Date	November 2, 2017
Settlement Date	November 7, 2017
Final Valuation Date[1]	November 1, 2021
Maturity Date[1]	November 4, 2021
Underlying	EURO STOXX 50® Index (Ticker: SX5E)
Step Barrier	3,697.40, equal to 100.00% of the Initial Underlying Level
Downside Threshold	2,773.05, equal to 75.00% of the Initial Underlying Level
Step Return	60.00%
Payment at Maturity (per $10.00 Face Amount of Securities)

If the Final Underlying Level is greater than or equal to the Step Barrier (which is equal to the Initial Underlying Level), Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus a return on the Face Amount equal to the greater of the Underlying Return and the Step Return, calculated as follows:

$10.00 + ($10.00 x the greater of (i) Underlying Return and (ii) Step Return)

If the Final Underlying Level is less than the Step Barrier but greater than or equal to the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Final Underlying Level is less than the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level	3,697.40, equal to the closing level of the Underlying on the Strike Date
Final Underlying Level	The closing level of the Underlying on the Final Valuation Date
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike Date:	The Initial Underlying Level is observed, the Step Return is set and the Step Barrier and Downside Threshold are determined.

Maturity Date:

The Final Underlying Level is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Final Underlying Level is greater than or equal to the Step Barrier (which is equal to the Initial Underlying Level), Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus a return on the Face Amount equal to the greater of the Underlying Return and the Step Return, calculated as follows:

$10.00 + ($10.00 x the greater of (i) Underlying Return and (ii) Step Return)

If the Final Underlying Level is less than the Step Barrier but greater than or equal to the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount.

If the Final Underlying Level is less than the Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, calculated as follows:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

__________________

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or in the stocks composing the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. The return on the Securities at maturity will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative and, if the Underlying Return is negative, whether the Final Underlying Level is greater than or equal to the Downside Threshold. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any negative Underlying Return and, for each $10.00 Face Amount of Securities, you will incur a loss that is proportionate to the decline in the Final Underlying Level as compared to the Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is greater than the Downside Threshold at the time of sale.

♦	The Step Return Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full benefit of the Step Return and the return you realize may be less than the Step Return and/or the Underlying’s return, even if such return is positive. You can receive the full benefit of the Step Return only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦	The probability that the Final Underlying Level will be less than the Downside Threshold will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Underlying may close below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your investment at maturity. In addition, the economic terms of the Securities, including the Step Return and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set. If expectations about the volatility of the Underlying change over the term of the Securities, the value of the Securities may be adversely affected, and if the actual volatility of the Underlying proves to be greater than initially expected, the level of the Underlying could fall sharply, which could result in a significant loss of your initial investment at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your investment at maturity.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

♦	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

♦	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Securities. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Securities; a conversion of the Securities into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or the application of any other resolution measure including, but not limited to, any transfer of the Securities to another entity, an amendment, modification or variation of the terms and conditions of the Securities or the cancellation of the Securities. The competent resolution authority may apply Resolution Measures individually or in any combination. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, we expect that other debt instruments issued by us may be affected by such Resolution Measure before the Securities would be. The imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority derived from the order of priority that would apply in a German insolvency proceeding with respect to the Issuer. Under the applicable German law, certain specifically defined senior unsecured debt instruments (including securities we expect to be classified as Non-Structured Debt Securities) would rank junior to, without constituting subordinated debt, all other senior unsecured obligations of the Issuer (including securities we expect to be classified as Structured Debt Securities). The specifically defined senior unsecured debt instruments (including Non-Structured Debt Securities) would be satisfied in a German insolvency proceeding with respect to the Issuer only if all other senior unsecured obligations of the Issuer (including Structured Debt Securities) have been paid in full. Therefore, if a Resolution Measure were imposed on us, our Non-Structured Debt Securities would be written down or converted into common equity tier 1 instruments before our Structured Debt Securities are written down or converted. This order of priority would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. While we expect the Securities offered herein to be classified as Structured Debt Securities, and therefore to be affected after our Non-Structured Debt Securities in the event of the imposition of Resolution Measures, the competent regulatory authority or court may classify the Securities differently. Even if the Securities are classified as Structured Debt Securities, you may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, the secondary market for the Securities may be affected. Because the Securities are subject to Resolution Measures, the secondary market trading in the Securities may not follow the trading behavior associated with similar types of Securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Underlying or the Stocks Composing the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying or the stocks composing the Underlying. For instance, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

♦	If the Level of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the level of the Underlying. Changes in the level of the Underlying may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

♦	There Are Risks Associated with Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The Underlying includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the Underlying and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Underlying are issued by companies located within the Eurozone, some of which are and have been experiencing economic stress.

♦	The Performance of the Underlying Will Not Be Adjusted for Changes in the Euro Relative to the U.S. Dollar — The Underlying is composed of stocks denominated in euro. Because the level of the Underlying is also calculated in euro (and not in U.S. dollars), the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro strengthens or weakens relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	We Are One of the Companies That Make Up the Underlying — We are one of the companies that make up the Underlying. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Underlying. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Underlying, or your Securities. None of the other companies represented in the Underlying will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦	The Underlying Reflects the Price Return of the Stocks Composing the Underlying, Not Their Total Return Including All Dividends and Other Distributions — The Underlying reflects the changes in the market prices of the stocks composing the Underlying. The Underlying is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Underlying.

♦	The Sponsor of the Underlying May Adjust the Underlying in Ways That Affect the Level of the Underlying and Has No Obligation to Consider Your Interests — The sponsor of the Underlying (the “Underlying Sponsor”) is responsible for calculating and maintaining the Underlying. The Underlying Sponsor can add, delete or substitute the Underlying components or make other methodological changes that could change the level of the Underlying. You should realize that the changing of Underlying components may affect the Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Underlying Sponsor may alter, discontinue or suspend calculation or dissemination of the Underlying. Any of these actions could adversely affect the value of, and your return on, the Securities. The Underlying Sponsor has no obligation to consider your interests in calculating or revising the Underlying.

♦	Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing levels of the Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying over the term of the Securities will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — Because the Securities can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Securities at issuance and the value of the Securities prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the level of the Underlying will affect the value of the Securities more than any other single factor, the terms of the Securities at issuance and the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to the maturity of the Securities;

♦	the market prices and dividend rates of the stocks composing the Underlying;

♦	the composition of the Underlying;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Securities, it is possible that their value may decline significantly due to the factors described above even if the level of the Underlying remains unchanged from the Initial Underlying Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the level of the Underlying and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Underlying and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Underlying or the stocks composing the Underlying may adversely affect the prices of the stocks composing the Underlying and/or the level of the Underlying and, therefore, the value of the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Underlying and the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the stocks composing the Underlying, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page of this pricing supplement for the actual offering terms.

The following table and hypothetical examples illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Underlying. The table and hypothetical examples below reflect the Step Return of 60.00% and assume an Initial Underlying Level of 4,000.00, a Step Barrier of 4,000.00 (100.00% of the hypothetical Initial Underlying Level) and a Downside Threshold of 3,000.00 (75.00% of the hypothetical Initial Underlying Level). The actual Initial Underlying Level, Step Barrier and Downside Threshold are set forth in “Final Terms” herein. The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Underlying Level. We cannot predict the Final Underlying Level or whether the performance of the Underlying will result in the return of any of your initial investment. You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

Final Underlying Level	Underlying Return (%)	Payment at Maturity ($)	Return on Securities (%)
8,000.00	100.00%	$20.00	100.00%
7,600.00	90.00%	$19.00	90.00%
7,200.00	80.00%	$18.00	80.00%
6,800.00	70.00%	$17.00	70.00%
6,400.00	60.00%	$16.00	60.00%
6,000.00	50.00%	$16.00	60.00%
5,600.00	40.00%	$16.00	60.00%
5,200.00	30.00%	$16.00	60.00%
4,800.00	20.00%	$16.00	60.00%
4,400.00	10.00%	$16.00	60.00%
4,000.00	0.00%	$16.00	60.00%
3,600.00	-10.00%	$10.00	0.00%
3,200.00	-20.00%	$10.00	0.00%
3,000.00	-25.00%	$10.00	0.00%
2,960.00	-26.00%	$7.40	-26.00%
2,800.00	-30.00%	$7.00	-30.00%
2,400.00	-40.00%	$6.00	-40.00%
2,000.00	-50.00%	$5.00	-50.00%
1,600.00	-60.00%	$4.00	-60.00%
1,200.00	-70.00%	$3.00	-70.00%
800.00	-80.00%	$2.00	-80.00%
400.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Underlying Level is greater than the Initial Underlying Level, resulting in an Underlying Return of 70.00%. Because the Final Underlying Level is greater than the Step Barrier (which is equal to the Initial Underlying Level) and the Underlying Return of 70.00% is greater than the Step Return of 60.00%, Deutsche Bank AG will pay you a Payment at Maturity of $17.00 per $10.00 Face Amount of Securities (resulting in a return of 70.00% over the approximately four-year term of the Securities), calculated as follows:

$10.00 + ($10.00 x the greater of (i) Underlying Return and (ii) Step Return)

$10.00 + ($10.00 x 70.00%) = $17.00

Example 2 — The Final Underlying Level is greater than the Initial Underlying Level, resulting in an Underlying Return of 10.00%. Because the Final Underlying Level is greater than the Step Barrier but the Underlying Return of 10.00% is less than the Step Return, Deutsche Bank AG will pay you a Payment at Maturity of $16.00 per $10.00 Face Amount of Securities (resulting in a return equal to the Step Return of 60.00% over the approximately four-year term of the Securities), calculated as follows:

$10.00 + ($10.00 x the greater of (i) Underlying Return and (ii) Step Return)

$10.00 + ($10.00 x 60.00%) = $16.00

Example 3 — The Final Underlying Level is less than the Initial Underlying Level, resulting in an Underlying Return of -10.00%. Because the Final Underlying Level is less than the Step Barrier but greater than the Downside Threshold, Deutsche Bank AG will pay you a Payment at Maturity equal to the Face Amount per $10.00 Face Amount of Securities.

Example 4 — The Final Underlying Level is less than the Initial Underlying Level, resulting in an Underlying Return of -70.00%. Because the Final Underlying Level is less than the Downside Threshold, Deutsche Bank AG will pay you a Payment at Maturity of $3.00 per $10.00 Face Amount of Securities (resulting in a return of -70.00% over the approximately four-year term of the Securities), calculated as follows:

$10.00 + ($10.00 x Underlying Return)

$10.00 + ($10.00 x -70.00%) = $3.00

If the Final Underlying Level is less than the Downside Threshold, your initial investment will be fully exposed to the negative Underlying Return and, for each $10.00 Face Amount of Securities, you will incur a loss that is proportionate to the decline in the Final Underlying Level as compared to its Initial Underlying Level. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The STOXX Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to November 1, 2017. The closing level of the EURO STOXX 50® Index on November 1, 2017 was 3,697.40. The dotted line in the graph below represents the Downside Threshold equal to 75.00% of the closing level of the EURO STOXX 50® Index on November 1, 2017. We obtained the historical closing levels of the EURO STOXX 50® Index from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your Securities and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the Securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a Security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.